Exhibit 99.2

FOR IMMEDIATE RELEASE

SCG Financial Acquisition Corp. announces Equity Commitment Letter and

Non-Binding Letter of Intent with Symon Communications, Inc.

CHICAGO, IL, December 14, 2012

SCG Financial Acquisition Corp. (the “Company”) (NasdaqCM: SCGQ), announced today that it has entered into an equity commitment letter agreement (the “Equity Commitment Agreement”) with 2012 DOOH Investments LLC, an affiliate of Donald R. Wilson, Jr. (“Buyer”), pursuant to which Buyer has agreed to purchase, from the Company and/or in the open market or through privately-negotiated transactions, an aggregate of 2,350,000 shares of the Company’s common stock, par value $0.0001 per share (the “SCG Shares”), prior to the closing of the Company’s previously announced proposed initial business combination with RMG Networks, Inc. (“RMG”). Buyer has also agreed not to exercise its redemption rights with respect to these SCG Shares in connection with the anticipated tender offer by the Company to purchase SCG Shares in connection with the closing of the proposed RMG acquisition. This commitment by Buyer is designed to provide the Company with sufficient financial resources to consummate the Company’s proposed acquisition of RMG. The proposed RMG acquisition is subject to the parties entering into definitive agreements and satisfaction of customary closing conditions.

Additionally, the Company announced today that it has entered into a non-binding letter of intent to acquire Symon Communications, Inc. (“Symon”), a turn-key provider of digital signage and communications solutions (the “Letter of Intent”). The Letter of Intent is subject to the execution of definitive agreements, and the transaction with Symon, if ultimately consummated, would occur following the closing of the proposed initial business combination between the Company and RMG.

“I am extremely excited that Don, through one of his affiliates, has agreed to provide this equity commitment in support of the proposed initial business combination between SCG and RMG,” said Gregory H. Sachs, Chairman and Chief Executive Officer of the Company. “This equity commitment is designed to provide SCG with all of the financial resources that are expected to be required to close the potential initial business combination with RMG,” stated Mr. Sachs.

About SCG Financial Acquisition Corp.

The Company is a blank check company formed for the purpose of acquiring or merging with an operating business. The Company will not be required to make an acquisition in a particular industry or geographic region.

Risks of Uncertainties; Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements related to the proposed acquisition of RMG.